Exhibit 10.1

                                                          May 24, 2006
                                                          REMITTED VIA FACSIMILE

Mr. John Lauring
& The Board of Directors
Tasco Holdings International, Inc.
23 Brigham Road
Worcester, Massachusetts 01609

RE: Letter of Intent - Proposed Acquisition of Subsidiary Stock

Gentlemen:

     Allow this Letter of Intent to set forth our understandings regarding our plans and the discussions we have had concerning the proposed sale and purchase (the "Acquisition Transaction") all of the outstanding common stock (the "Subsidiary Stock") of Bio-Matrix Scientific Group, Inc., a Nevada corporation (the "Subsidiary"), a wholly-owned subsidiary of Bio-Matrix Scientific Group, Inc., a Delaware corporation (the "Seller") by Tasco Holdings International, Inc., a Delaware corporation (the "Buyer"), all as more fully described herein.

     In undertaking these discussions for the contemplated Acquisition Transaction and based on the information and descriptions you have provided, we understand that:

A) The Buyer is a publicly-traded corporation whose common stock is traded on the OTC Bulletin Board (OTCBB) under the symbol "THII."

B)   The Buyer's Common Stock is the only security that is registered under
     Section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act") and the Buyer's file number, as assigned by the U.S. Securities and Exchange Commission is 0-32201.

C)   The Buyer is current in the filing of its periodic reports required under
     Section 13(a) of the 1934 Act (the "Reports") and each of the Reports filed by the Company at any time in the past three (3) fiscal years does not contain any material misstatement or omission of material fact.

D) The Buyer's capital stock is composed of: (1) 80,000,000 shares of common stock (par value $0.0001) (the "Common Shares") of which 12,780,000 Common Shares are issued and outstanding; and (2) 20,000,000 shares of preferred stock (par value $0.0001) (the "Preferred Shares") of which no Preferred Shares are issued and outstanding.

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E)   The Buyer does not have any other issued or outstanding warrants, rights, common stock purchase options or any other securities that would upon exercise, conversion, or exchange, result in the issuance of any of the Buyer's capital stock.

F) The Buyer has no outstanding business or operations and has only minimal assets and no accrued or contingent liabilities except as set forth in the Buyer's Reports.

G) The Buyer has and continues to maintain financial and accounting books and records which would reasonably allow a public accounting firm registered with the Public Company Accounting Oversight Board to prepare and issue an audit of the Buyer for the current fiscal year in which this Letter of Intent is executed.

H) The Buyer's stock transfer agent's shareholder records, transfer sheets, and related documentation have been maintained on a continuous basis from inception of the appointment of said stock transfer agent and will reasonably allow a review and confirmation of all such documentation.

     As presently contemplated, we anticipate that a closing (the "Closing") of the Acquisition Transaction contemplated in the definitive agreements (the "Definitive Agreements") shall occur AT 1:00 P.M., P.D.T. on or before the tenth day after the last date at which: (1) the Seller has completed a satisfactory due diligence review of the Buyer; and (2) the Buyer has completed a satisfactory due diligence review of the Subject Assets (said date, hereinafter as the "Closing Date") at which time the Definitive Agreements shall be executed. We request that you provide and arrange for delivery of the due diligence documents set forth on Exhibit A as attached to this Letter of Intent. These documents should be delivered to the Law Offices of William M. Aul at 7676 Hazard Center Drive, Suite 500, San Diego, California 92108. On our part, we shall arrange for the delivery of the documents relating to the Subject Assets and as set forth in Section 14.02 to you promptly thereafter.

     In executing this Letter of Intent, the Buyer acknowledges and confirms its intentions expressed herein with respect to the proposed transaction, but (except for the provisions of Paragraphs numbered 5.00, , 7.00, 8.00, 9.00, 10.00, 11.00, 12.00, and 17.00 hereof which are intended to be legally binding and enforceable) this Letter of Intent is NOT INTENDED TO CONSTITUTE A CONTRACT nor an offer to enter into a contract, nor to be binding upon any of the parties, or to create any legal obligations or rights of any party or non-party within any jurisdiction.

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     In the event the parties fail to execute the Definitive Agreements by the
Closing Date, regardless of the cause of reason, then this LETTER OF INTENT shall terminate automatically and become null and void and of no force or effect as to its intent without liability on the part of any party (or parties), and without further action by the parties or any one of them (except for Paragraphs 5.00, 7.00, 8.00, 9.00, 10.00, 11.00, 12.00, and 17.00 which shall be legally binding and constitute a contract).

     At present and on the basis of the descriptions you have provided and the general discussions we have had, we believe that an agreement can be reached upon the following general terms and conditions.

1.00 PURCHASE OF SUBSIDIARY STOCK BY BUYER AND SALE OF SUBSIDIARY STOCK BY
SELLER.

     1.01 PURCHASE BY BUYER. At Closing, Buyer shall deliver the following to Seller in connection with the purchase of the Subsidiary Stock from Seller:

     1.01.01 DELIVERY OF SUBJECT COMMON SHARES. A stock certificate representing Ten Million (10,000,000) Common Shares issued to and registered in the name of Seller and bearing a restricted securities legend (the "Subject Common Shares");

     1.01.02 DELIVERY OF CANCELLED COMMON SHARES. A cancelled stock certificate registered in the name of John Lauring representing Ten Million (10,000,000) Common Shares (the "Cancelled Common Shares").

     1.01.03. EXECUTED COPY OF DEFINITIVE AGREEMENTS. An executed copy of the Definitive Agreements and any collateral agreements all with such schedules and exhibits as are customary in Acquisition Transactions of the type contemplated by this Letter of Intent.

     1.01.04 BOARD OF DIRECTORS RESOLUTIONS. All of Buyer's corporate books, records, and financial books and records and such other records and documents of the Buyer from inception of Buyer to the date of Closing together with all correspondence between the Buyer and/or its legal counsel and the Buyer's stock transfer agent, the U.S. Securities and Exchange Commission, any state securities administrator, filings made to secure secondary trading privileges, documents relating to the stock trading symbol, and all correspondence with the NASD and any stock exchange and any self-regulatory organization that occurred at any time in the past five (5) years (the "Corporate Records"). The Buyer and Seller agree that the term "Corporate Records," as used herein, shall be broadly construed.

     1.01.05 CERTIFICATE OF CORPORATE SECRETARY. A Certificate of Buyer' Corporate Secretary certifying that Buyer's Board of Directors has approved the Definitive Agreements and authorized Buyer's President to execute and deliver the Definitive Agreements to Seller.

     1.01.06 MATTER OF OFFICERS & DIRECTORS. The Buyer's officers and directors shall tender their resignation and elect each of the Seller's nominees to replace them.

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     1.02 SALE BY SELLER. At Closing, Seller shall deliver the following to
Buyer:

     1.02.01 DELIVERY OF STOCK CERTIFICATE FOR SUBSIDIARY STOCK. A stock certificate representing twenty-five thousand (25,000) shares of Subsidiary Stock and bearing a restricted securities legend as restricted securities in accordance with the SECURITIES ACT OF 1933.

     1.02.02 CORPORATE RESOLUTIONS. An executed copy of the resolutions duly adopted by the SELLER's Board of Directors and a majority of the holders of Seller's outstanding capital stock approving the Acquisition Transaction and the Definitive Agreements;

     1.02.03 EXECUTED COPY OF DEFINITIVE AGREEMENTS. An executed copy of the Definitive Agreements and any collateral agreements all with such schedules and exhibits as are customary in Acquisition Transactions of the type contemplated by this Letter of Intent; and

     1.02.04 CERTIFICATE OF CORPORATE SECRETARY. A Certificate of Seller's Corporate Secretary certifying that Seller's Board of Directors has approved the Definitive Agreements and authorized Seller's President to execute and deliver the Definitive Agreements to Buyer.

2.00 CONDITIONS TO BUYER'S OBLIGATIONS TO CLOSING. The obligations of the Buyer to consummate the Acquisition Transaction is subject to the following conditions:

     2.01 Completion of due diligence satisfactory to Buyer (in its sole and absolute discretion).

     2.02 Completion of negotiations and execution of the Definitive Agreements and any collateral agreements at or prior to the Closing Date with representations and warranties, affirmative and negative covenants customary in transactions of this type.

     2.03 The receipt by the Buyer of any consents deemed by them as needed or reasonably necessary to consummate the Acquisition Transaction unless Seller waives its right to require any said consents.

     2.04 Approval of the Acquisition and the Definitive Agreements by the Board of Director of Buyer.

3.00 CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSING. The obligations of the Seller to consummate the Acquisition Transaction is subject to the following conditions:

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     3.01 Completion of due diligence satisfactory to Seller (in its sole and absolute discretion).

     3.02 Completion of negotiations and execution of the Definitive Agreements and any collateral agreements at or prior to the Closing Date with representations and warranties, affirmative and negative covenants customary in transactions of this type.

     3.03 The receipt by the Seller of any consents deemed by them as needed or reasonably necessary to consummate the Acquisition Transaction unless Buyer waives its right to require any said consents.

     3.04 Approval of the Acquisition Transaction and the Definitive Agreements by the Board of Director of Seller.

4.00 RESPONSIBILITIES OF BUYER AND SELLER. No later than ten (10) days prior to the Closing Date, legal counsel to the Buyer and legal counsel to the Seller shall complete negotiations and preparation of the Definitive Agreements and a copy of the Definitive Agreements shall be circulated by the Buyer and Seller for review and approval by their respective Board of Directors and, in the case of Seller, by a majority of the holders of SELLER's capital stock. Further, the parties agree to cooperate in connection with the preparation and filing of all reports required by Section 13(a) of the Securities Exchange Act of 1934 to ensure timely compliance.

5.00 EXPIRATION. Unless terminated in a writing signed by a designated representative of the Buyer or a designated representative of the Seller, this Letter of Intent and the terms and conditions recited herein, shall expire on June 10, 2006 (the "Expiration Date").

6.00 CLOSING. The Closing shall occur at the offices of William M. Aul, 7676 Hazard Center Drive, Suite 500, San Diego, California 92108 on or before the Closing Date or such later date as the Buyer and Seller each completes their respective due diligence review or soon thereafter as the parties may mutually agree.

7.00 TERMINATION FEE. No party or any other person or entity shall be entitled to receive any fees or compensation from the Buyer or the Seller arising out of or from any termination of this Letter of Intent or the transactions contemplated hereby and each party hereby indemnifies and holds the other party from and against any claims for any said fees or compensation.. In the event that the parties fail to execute the Definitive Agreements by the Closing Date, the Buyer shall promptly but no later than ten (10) calendar days thereafter, redeliver to the Seller all documents received as due diligence from the Seller and the Seller shall promptly but no later than ten (10) calendar days thereafter, redeliver to the Buyer all documents received as due diligence from the Buyer.

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8.00 SURVIVAL OF CERTAIN PROVISIONS. Paragraphs 5.00, 7.00, 8.00, 9.00, 10.00,
11.00, 12.00, and 17.00 herein are binding upon the parties and shall survive the termination or expiration of this Letter of Intent. This Letter of Intent shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the parties hereto.

9.00 NOTICES. All notices and other communication shall be furnished by hand delivery or registered or certified mail to the parties at the addresses set forth below. Any such notice shall be deemed duly given upon the date it is delivered to the address shown below, addressed as follows:

         If to the Buyer:

         C/O Mr. John Lauring
         Tasco Holdings International Inc.
         23 Brigham Road
         Worcester, MA 01609

         If to the Seller:

         C/O Mr. William M. Aul, Esq.
         The Law Offices of William M. Aul
         7676 Hazard Center Drive, Suite 500
         San Diego, California 92108

     The addresses set forth above may be changed by either party upon delivery to every other party a notice of change of address in accordance with the terms of this Paragraph 9.00 of this Letter of Intent.

10.00 EXPENSES. Each party shall be responsible for its own fees, costs, and expenses that it incurs in connection with this Letter of Intent, the Acquisition Transaction and all transactions contemplated thereby.

11.00 FINDERS. All of the parties acknowledge and agree that neither party has engaged the services of any intermediary, finder, or investment banker in connection with or arising out of the Acquisition Transaction contemplated hereby and each party hereby indemnifies and holds the other party harmless from and against any claims for any fees, commissions, or other compensation by any person in connection with or arising out of the Acquisition Transaction and all transactions contemplated by this Letter of Intent.

12.00 INDEPENDENT COUNSEL. Each of the parties acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Letter of Intent and each has executed this Letter of Intent with the appropriate review of said independent counsel.

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13.00 OPERATION OF THE BUYER PRIOR TO CLOSING. The Buyer agrees that prior to
Closing, the Buyer shall operate and maintain and cause the officers, directors, and all 10% or more stockholders of the Buyer:

     13.01 BUYER'S BOOKS AND RECORDS. To operate and maintain the Buyer, the Buyer's corporate books, records, financial accounts, ledgers, shareholder documents, and all arrangements with vendors, suppliers, stock transfer agent, and other persons in good order;

     13.02 BUYER'S ASSETS AND OPERATIONS. To maintain the Buyer's assets and operations in accordance with the Buyer'a customary operating procedures and past practice so as not to materially diminish, materially reduce, or materially cause the diminution or reduction of: (A) the Buyer's books and records, current operations and sales; and (B) the relationships that the Buyer has with its stock transfer agent, independent accounting firm, law firm, and tax advisors. Further:

     13.02.01 DELIVERY OF DUE DILIGENCE DOCUMENTS. Within three (3) business days from the execution of this Letter of Intent, the Buyer shall deliver to the Seller the due diligence documents set forth on Exhibit A attached hereto. Following the delivery of said due diligence documents to the Seller, the Buyer shall promptly provide further due diligence information as reasonably requested by the Seller to assist the Seller in completing its due diligence review and evaluation of the Buyer in connection with the contemplated Acquisition Transaction.

     13.02.02 EMPLOYMENT AND OTHER AGREEMENTS. The Buyer agrees that it shall not enter into any employment, consulting, joint venture, partnership, or similar agreements with any person or make or give any current or prospective employee, consultant, or other person any increase or bonus to any person unless the Seller has provided the Buyer with written approval of the same.

     13.02.03 ISSUANCE OF SECURITIES. The Buyer agrees that it shall not enter into any agreement, contract, understanding or similar arrangement, oral or written, that would result in the grant, sale, or issuance of any option, warrant, right, or any other security convertible or exchangeable for the purchase of the Buyer's capital stock unless the Seller has provided the Buyer with written approval of the same.

14.00 SUBSIDIARY PRIOR TO CLOSING. The Seller agrees that prior to Closing, the Seller shall operate and maintain and cause the officers, directors, and all 10% or more stockholders of the Seller:

     14.01 SUBSIDIARY. To hold and maintain the operations and assets of the Subsidiary and to refrain from entering into any agreement, contract, or understanding which would reasonably cause the Subsidiary's value to be reduced or diminished in any material respect.

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     14.02 DELIVERY OF DUE DILIGENCE DOCUMENTS. Within three (3) business days from the execution of this Letter of Intent, the Seller shall deliver to the Buyer the due diligence documents describing in reasonable detail the Subsidiary, any evaluations or studies prepared for Seller or relating to the Subsidiary together with a copy of all documents, agreements, contracts, and understandings involving or relating to the rights and interests of Seller, including, but not limited to, the intellectual property rights held by the Subsidiary. Further, the Seller shall promptly provide further due diligence information as reasonably requested by the Buyer to assist the Buyer in completing its due diligence review and evaluation of the Subsidiary in connection with the contemplated Acquisition Transaction.

15.00 ARBITRATION & CHOICE OF LAW. Any dispute or claim arising to or in any way related to this Letter of Intent shall be settled by arbitration in San Diego, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration except that in the event of a dispute between the parties concerning the enforcement or interpretation of this Letter of Intent, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute. This Letter of Intent and the Definitive Agreements shall be interpreted and enforced under the laws of California as if each were fully executed and all acts contemplated in each were fully performed in California.

16.00 DEFINITIVE AGREEMENTS. Promptly hereafter the Seller's counsel shall commence the preparation of a draft of the Definitive Agreements to be entered into by the Buyer and the Seller. These Definitive Agreements shall contain the detailed terms and conditions governing the Acquisition Transaction and any collateral agreements and related transactions, as well as certain mutually agreed upon representations, warranties and indemnifications by the Buyer and the Seller. The parties and their respective counsel will promptly proceed to negotiate and finalize the specific terms and related other documents to the mutual satisfaction of all parties, all as intended by this Letter of Intent. The Buyer agrees that it shall cooperate with the Seller in connection with the Closing to ensure that all filings needed or required under SECURITIES EXCHANGE ACT OF 1934 relating to the Acquisition Transaction can be prepared and filed on a timely basis.

17.00 CONFIDENTIALITY. Subject to the duties and obligations that each party may have under the SECURITIES EXCHANGE ACT OF 1934, it is agreed that this Letter of Intent, the Acquisition Transaction, and all related matters shall be treated as confidential. Notwithstanding the foregoing, the parties acknowledge and agree that: (A) the Buyer shall, upon execution of this Letter of Intent, prepare and file the Form 8-K, on a timely basis, with the U.S. Securities and Exchange Commission disclosing the execution of this Letter of Intent and such other information as the Buyer deems appropriate; and (B) the Seller shall have the right to make such public disclosures as it deems necessary or prudent to fulfill its obligations under the Securities Exchange Act of 1934 or as may be reasonably required by any other laws.

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     If this letter properly sets forth our mutually agreeable understanding with respect to the above matters, please so indicate by executing this Letter of Intent in the space provided below, and return a copy of such original to William M. Aul, Esq. at your earliest convenience (via telecopier at 619/542-0555).

                                    Very truly yours,

                                    THE SELLER



Date:                               By:
     ----------------                   --------------------------------------
                                        David R. Koos, President


ACCEPTED AND AGREED TO ON BEHALF OF THE  BUYER:



Date:                               By:
     ----------------                   --------------------------------------
                                        John Lauring, President, Secretary,
                                        and Treasurer

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